Exhibit 99.1

DIAMONDCLUSTER INTERNATIONAL REPORTS FIRST QUARTER
FISCAL YEAR 2004 RESULTS
Net Revenue Grows 29% Sequentially

CHICAGO, July 31, 2003—DiamondCluster International, Inc. (Nasdaq: DTPI), a premier global management consulting firm, today announced results for its first quarter fiscal year 2004 (ended June 30, 2003).

“We are pleased to have delivered 29% sequential net revenue growth globally in the June quarter, primarily driven by our North American operations, which delivered 45% sequential growth,” said Mel Bergstein, chairman and CEO of DiamondCluster International. “The business environment for our services markedly improved during the quarter. As the geopolitical uncertainty lifted during March and April, our clients appeared to be more comfortable with the environment and began to move ahead with their initiatives.”

Revenue before out-of-pocket reimbursements (“net revenue”) for the first quarter of fiscal year 2004 was $34.0 million, compared with $26.5 million for the fourth quarter of fiscal year 2003, and $38.3 million for the first quarter of fiscal year 2003.

In the first quarter of fiscal year 2004, the company reported a net loss of ($10.1) million (which included $6.0 million of noncash compensation expense and $4.2 million for a restructuring charge), or a ($0.31) loss per share. This compares with a net loss of ($145.6) million (which included a $94.3 million noncash goodwill impairment charge, a $39.8 million valuation allowance against net deferred tax assets and $9.1 million of noncash compensation expense), or a ($4.59) loss per share in the fourth quarter of fiscal year 2003. In the first quarter of fiscal year 2003, the company reported a net loss of ($165.8) million, (which included a $140.9 million noncash goodwill charge associated with the adoption of SFAS 142 and $22.0 million of noncash compensation expense), or a ($5.21) loss per share. The company ended the first quarter of fiscal year 2004 with a cash balance of $67.6 million.

During the first quarter, the company recorded a restructuring charge of $4.2 million, consisting of $2.5 million for severance and other expenses related to personnel actions taken in the European and Latin American area during the first quarter of fiscal year 2004 and $1.7 million for a change in an estimate to a charge taken in the second quarter of fiscal year 2003 related to facilities in Europe and Latin America. The company expects expense savings from these actions to be approximately $5-6 million on an annualized basis.

DiamondCluster served 66 clients in the first quarter of fiscal year 2004, the same number we served in the fourth quarter of fiscal year 2003. The top five clients represented 32% of revenue in the first quarter of fiscal year 2004 compared with 31% in the prior quarter. North American clients represented 61% of net revenue in the first quarter of fiscal year 2004, up from 54% in the prior quarter.

As of June 30, 2003, DiamondCluster had 481 client-serving professionals, compared with 538 at March 31, 2003 and 741 at June 30, 2002. Annualized revenue per professional was $267 thousand in the first quarter of fiscal year 2004, up from $184 thousand in the prior quarter and $220 thousand in the first quarter of the prior fiscal year.

Effective June 30, 2003, Javier Rubio, previously head of the European and Latin American practice, relinquished his operating responsibilities and will focus his efforts at the board level. In addition to continuing to serve as a board member, Javier will continue to assist the company for a period of one year developing key commercial initiatives for clients and transitioning his prior responsibilities. Adam Gutstein has assumed responsibility for managing the Europe and Latin American area along with Bill McClayton, Chief Administrative Officer and five European and Latin American partners.

“The momentum we have seen in the June quarter appears to have staying power,” said Bergstein. “Visibility into the September quarter is ahead of our plan. Our utilization is at our target level in North America. And, we are beginning to recruit new junior staff in North America. Looking ahead to the September quarter, we are expecting net revenue of $35-37 million, reflecting further growth in North America.”

About DiamondCluster International

DiamondCluster International (Nasdaq: DTPI) is a premier global management consulting firm that helps leading organizations develop and implement growth strategies, improve operations, and capitalize on technology. Mobilizing multidisciplinary teams from our highly skilled strategy, technology, and operations professionals worldwide, DiamondCluster works collaboratively with clients, unleashing the power within their own organizations to achieve sustainable business advantage. DiamondCluster is headquartered in Chicago, with offices across Europe and South America. To learn more, visit www.diamondcluster.com.

Conference Call

Management from DiamondCluster International will host a conference call today, July 31, 2003 at 8:00 am CT to discuss the results of the quarter. The call will be broadcast live and archived on DiamondCluster’s web site at www.diamondcluster.com.

Forward-Looking Statement

Statements in this press release that do not involve strictly historical or factual matters are forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws. Forward-looking statements involve risks and uncertainties and speak only as of the date of this release. Actual results may differ materially due to such factors as the ability of the Company to successfully integrate acquisitions, the timing of the economic recovery in the U.S. and Northern European markets, possible termination of projects by major clients, variations in the timing, initiation or completion of client assignments, recruitment and retention of personnel, absence of long-term contracts with clients, growth management, project risks, and technological advances. Material risks and uncertainties are highlighted in our filings with the SEC, including the annual report on Form 10-K for the fiscal year ended March 31, 2003.

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DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the Three Months
	Ended June 30,

	2003	2002

	(Unaudited)	(Unaudited)
REVENUE:
Revenue before out-of-pocket reimbursements (net revenue)	$34,030	$38,327
Out-of-pocket reimbursements	5,187	5,466

Total Revenue	39,217	43,793
OPERATING EXPENSES:
Project personnel and related expenses before out-of-pocket reimbursable expenses	23,013	29,477
Out-of-pocket reimbursable expenses	5,187	5,466

Total project personnel and related expenses	28,200	34,943
Professional development and recruiting	709	1,190
Marketing and sales	523	1,715
Management and administrative support	9,475	10,473
Non-cash compensation	6,021	21,982
Restructuring charge	4,233	—

Total operating expenses	49,161	70,303

LOSS FROM OPERATIONS	(9,944)	(26,510)
OTHER INCOME (EXPENSE), NET	402	(299)

LOSS BEFORE INCOME TAXES AND CUMULATIVE EFFECT OF CHANGE
IN ACCOUNTING PRINCIPLE	(9,542)	(26,809)
INCOME TAX EXPENSE (BENEFIT)	511	(1,915)

LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	(10,053)	(24,894)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE, NET OF TAX BENEFIT OF ZERO	—	(140,864)

NET LOSS	$(10,053)	$(165,758)

BASIC AND DILUTED LOSS PER SHARE OF COMMON STOCK:
LOSS BEFORE CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	$(0.31)	$(0.78)
CUMULATIVE EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE	—	(4.43)

NET LOSS	$(0.31)	$(5.21)

SHARES USED IN COMPUTING BASIC AND DILUTED LOSS PER SHARE OF COMMON STOCK	32,046	31,823

DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	March 31,
ASSETS	2003	2003

	(Unaudited)
Current assets:
Cash and cash equivalents	$67,637	$75,328
Accounts receivable, net of allowance of $1,847 and $1,597 as of June 30, 2003 and March 31, 2003, respectively	22,966	16,314
Prepaid expenses	6,121	5,598

Total current assets	96,724	97,240
Computers, equipment, leasehold improvements and software, net	9,324	10,349
Other assets	1,345	1,902

Total assets	$107,393	$109,491

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,118	$4,193
Restructuring accrual, current portion	7,305	7,134
Accrued expenses and other	14,858	18,587

Total current liabilities	27,281	29,914
Restructuring accrual, less current portion	8,300	7,200

Total liabilities	35,581	37,114
Stockholders’ equity:
Common stock, 33,408 shares outstanding as of June 30, 2003 and 31,832 shares outstanding as of March 31, 2003	563,264	592,334
Unearned compensation	(9,445)	(47,330)
Accumulated other comprehensive income	1,967	1,294
Accumulated deficit	(483,974)	(473,921)

Total stockholders’ equity	71,812	72,377

Total liabilities and stockholders’ equity	$107,393	$109,491

DIAMONDCLUSTER INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the Three Months
	Ended June 30,

	2003	2002

	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Loss before cumulative effect of change in accounting principle	$(10,053)	$(24,894)
Adjustments to reconcile loss before cumulative effect of change in accounting principle to net cash used in operating activities:
Restructuring charge	4,233	—
Depreciation and amortization	1,219	1,754
Write-down of net book value of property, plant, and equipment	163	—
Noncash compensation	6,021	21,982
Deferred income taxes	—	(2,799)
Tax benefits from employee stock plans	133	234
Changes in assets and liabilities:
Accounts receivable	(6,636)	3,383
Prepaid expenses and other	(508)	1,176
Accounts payable	1,051	(96)
Restructuring accrual	(2,961)	(1,838)
Other assets and liabilities	(3,521)	(1,513)

Net cash used in operating activities	(10,859)	(2,611)

Cash flows from investing activities:
Capital expenditures, net	(55)	(273)
Other assets	416	161

Net cash provided by (used in) investing activities	361	(112)

Cash flows from financing activities:
Common stock issued	2,660	2,716
Purchase of treasury stock	—	(3,529)

Net cash provided by (used in) financing activities	2,660	(813)

Effect of exchange rate changes on cash	147	2,280

Net decrease in cash and cash equivalents	(7,691)	(1,256)
Cash and cash equivalents at beginning of period	75,328	96,773

Cash and cash equivalents at end of period	$67,637	$95,517